Exhibit 3.5

VERSARTIS, INC.

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

VERSARTIS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name under which the corporation was originally incorporated is Versartis, Inc.

SECOND: The date on which the Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware is December 10, 2008. The Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 14, 2014.

THIRD: The Amended and Restated Certificate of Incorporation of the corporation is hereby amended pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware. All amendments to the Amended and Restated Certificate of Incorporation reflected herein have been duly adopted by the Board of Directors and stockholders of the corporation in accordance with the provisions of such Sections. As required by Section 228 of the General Corporation Law of the State of Delaware, the corporation has given written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.

FOURTH: The Amended and Restated Certificate of Incorporation of the corporation is hereby amended as set forth below:

1. Section (A) of Article IV is hereby amended and restated in its entirety to read as follows:

“A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 204,290,478. The total number of shares of common stock authorized to be issued is 19,715,159, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 184,575,319, par value $0.0001 per share (the “Preferred Stock”), of which 22,000,000 are designated “Series A Preferred Stock”, 46,425,950 are designated “Series B Preferred Stock”, 36,444,444 are designated “Series C Preferred Stock”, 17,777,777 are designated “Series D-1 Preferred Stock” and 13,168,291 are designated “Series D-2 Preferred Stock and, together with the Series D-1 Stock, the “Series D Preferred Stock”, and 48,758,857 are designated “Series E Preferred Stock”.

Effective upon the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every 11.5 shares of outstanding Common Stock shall be split and reconstituted into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board of Directors) on the date that the Reverse Stock Split is effective, rounded up to the nearest whole cent.

The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split. All of the share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock set forth in the corporation’s Amended and Restated Certificate of Incorporation, as amended to date, shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.”

* * *

The foregoing Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly adopted by the corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law.

Versartis, Inc. has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 5th day of March, 2014.

VERSARTIS, INC.

Signature:	/s/Jeffrey L.Cleland
Jeffrey L. Cleland
Chief Executive Officer